UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUDIOVOX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-1964841
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

180 Marcus Blvd., Hauppauge, New York	11788
(Address of principal executive officers)	(Zip Code)

Consultant Warrant Agreement
(Full Title of the Plan)

ROBERT S. LEVY, ESQ.
LEVY, STOPOL & CAMELO, LLP
1425 RXR Plaza
Uniondale, New York 11556-1425
(Name and address of agent for service)

(516) 802-7007
(Telephone number, including area code, of agent for service)

Indicate by Check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer                                         ☐                                Accelerated filer                          ☒
Non-accelerated filer                                           ☐                                Smaller reporting company         ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share(2)		Proposed maximum aggregate offering price	Amount of registration fee
Class A	35,000	(1)	$267,750.00	(3)	$267,750.00	$14.93

(1)    Represents 12,500 shares, 2,500 shares and 2,500 shares of Class A Common Stock, authorized for issuance by the Company to Robert S. Levy, Larry N. Stopol and Dianne M. Camelo, pursuant to those certain Warrant Agreements, dated as of October 13, 2008 and 12,500 shares, 2,500 shares and 2,500 shares of Class A Common Stock, authorized for issuance by the Company to Robert S. Levy, Larry N. Stopol and Dianne M. Camelo, pursuant to those certain Warrant Agreements, dated as of September 14, 2009 (the “Warrant Agreements”). This registration statement also covers such indeterminable additional number of shares as may be issuable under the Warrant Agreements by reason of adjustments in the number of shares covered thereby as described in the Prospectus.

(2)      Estimated solely for the purpose of calculating the registration fee.

(3)      Based upon the average of the high and low prices of the Common Shares on the NASDAQ on October 16, 2009 or $7.65   per share.

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional indeterminate number of shares as may become issuable pursuant to anti-dilution and adjustment provisions.

PART I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. Plan Information

This registration statement relates to the offer and sale of Common Stock, $.01 per share (the “Common Stock”) of Audiovox Corporation (the “Company”) to its advisors and consultants, Robert S. Levy, Larry N. Stopol and Dianne M. Camelo (the “Consultants”). The Warrants represent payment by the Company to Consultants in consideration of business advice and consulting services rendered to the Company. In connection therewith, the Consultants are being offered the right to purchase an aggregate of 35,000 shares of Common Stock of the Company. This summary should be read in connection with the Warrant Agreements, which are incorporated herewith as Exhibit 4 hereto.

Item 2. Registrant Information and Employee Plan Annual Information

The Consultants have been provided with copies of the documents incorporated herein by reference in Part II, Item 3. The Consultants have been advised by the Company in writing that such documents will be available to the Consultants without charge upon request to the Company’s offices at 180 Marcus Boulevard, Hauppauge, NY 11788, telephone (516) 231-7750.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

There are hereby incorporated by reference in this Registration Statement the following documents or portions of documents and information previously filed with the Securities and Exchange Commission:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009.

2.	The Company’s Quarterly Reports on Form 10-Q for the quarters ended May 31, 2009 and August 31, 2009.

In addition, all other reports or documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Except as superseded or modified herein, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Levy, Stopol & Camelo, LLP has given an opinion on the validity of the securities being registered hereunder. Robert S. Levy, Larry N. Stopol and Dianne M. Camelo, partners of the law firm, are eligible to receive shares of the Company’s Class A Common Stock pursuant to this Form S-8 registration.

Item 6. Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation provides that to the fullest extent permitted by law, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director. Section 102(7) of the Delaware Law provides that a corporation may include such a provision in its certificate of incorporation, provided that such provision shall not eliminate liability (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law (relating to unlawful payment of dividends and certain other matters) or (iv) for any transaction in which a director derived an improper personal benefit.

The General Corporation Law of Delaware, the Company’s state of incorporation, permits the Company to indemnify directors and officers in certain circumstances against expenses, judgments, fines and amounts paid in settlement in connection with legal proceedings in which such persons may be involved due to their positions with the Company, and to advance payment of expenses to such persons. A director or officer may be indemnified if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The Company's Certificate of Incorporation and By-laws require that such persons be indemnified by the Company to the fullest extent authorized by law, and set out a procedure by which these rights may be enforced. To the extent that a director or officer has been successful in the defense of any such action, the Company must indemnify him for his expenses. In the case of partially or wholly unsuccessful defenses, or settlements, a disinterested majority of the Board of Directors, independent legal counsel, or the stockholders may decide if his conduct met the standard set out above and, if it is decided that this standard was met, the Company must indemnify him. If it is decided that his conduct did not meet this standard, or if no decision is made, the director or officer may bring an action to enforce his right to indemnification and, if the court finds that his action did meet the standard, the Company must indemnify him. The Company bears the burden of proof in any such action. However, if a director or officer has been found liable to the Company in an action by or in the right of the Company (such as a stockholders’ derivative suit), indemnification is available only to the extent ordered by the court in which such action was brought.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4	Consultants’ Warrant Agreements

5	Opinion of Levy, Stopol & Camelo, LLP

23.1	Consent of Grant Thornton, LLP (filed herewith)

23.2	Consent of McGladrey & Pullen, LLP (filed herewith)

23.3	Consent of Levy, Stopol & Camelo, LLP (included in Exhibit 5)

24	Power of Attorney (included on signature page)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hauppauge, State of New York, on this 19 day of October, 2009.

AUDIOVOX CORPORATION

BY:/s/ Patrick M. Lavelle
Patrick M. Lavelle
Chief Executive Officer and Director

[Intentionally Left Blank – Signatures to Follow]

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patrick M. Lavelle and Charles M. Stoehr, and each of them as attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Shalam	Chairman	October 19, 2009
John J. Shalam

/s/ Patrick M. Lavelle	Chief Executive Officer,	October 19, 2009
Patrick M. Lavelle	President and Director

/s/ Charles M. Stoehr	Senior Vice President,	October 19, 2009
Charles M. Stoehr	Chief Financial Officer and Director

/s/ Paul C. Kreuch, Jr.	Director	October 19, 2009
Paul C. Kreuch, Jr.

/s/ Dennis McManus	Director	October 19, 2009
Dennis McManus

/s/ Peter A. Lesser	Director	October 19, 2009
Peter A. Lesser

/s/ Philip Christopher	Director	October 19, 2009
Philip Christopher